SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

URS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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7.	Form, Schedule or Registration Statement No.:

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9.	Date Filed:

PRELIMINARY COPIES

URS CORPORATION

100 California Street, Suite 500
San Francisco, CA 94111-4529

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 28, 2002

To The Stockholders of URS Corporation:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of URS Corporation, a Delaware corporation, will be held on October 28, 2002 at 8:00 a.m. local time at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California for the following purpose:

1. To consider approval of the issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the shares of Series D Senior Convertible Participating Preferred Stock issued to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      The foregoing items of business are more completely described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on September 16, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

KENT P. AINSWORTH,
Secretary

San Francisco, California

September [24], 2002

All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES D SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PRE 14A

PRELIMINARY COPIES

URS CORPORATION

100 California Street, Suite 500
San Francisco, CA 94111-4529

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 28, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation, a Delaware corporation, for use at its Special Meeting of Stockholders to be held on October 28, 2002, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California. We [intend to mail] this proxy statement and accompanying proxy card on or about September [24], 2002, to all stockholders entitled to vote at the Special Meeting.

Solicitation

      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of URS.

Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on September 16, 2002 will be entitled to notice of and to vote at the Special Meeting. At the close of business on September 16, 2002  shares of common stock were outstanding and entitled to vote.

      Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. (“Broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.))

      Proxies marked as abstaining as well as broker non-votes will be treated as “present” for purposes of determining a quorum for the meeting. Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have the effect of a vote against Proposal 1. Broker non-

votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the vote on Proposal 1.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529);

•	filing a properly executed proxy showing a later date with our Secretary at our principal executive office (100 California Street, Suite 500, San Francisco, California 94111-4529); or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke the proxy).

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2003 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is October 4, 2002. Unless a stockholder who wishes to bring a matter before the stockholders at our 2003 annual meeting of stockholders notifies us of such matter prior to December 18, 2002, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter. We advise you to review our By-Laws, which contain additional requirements regarding stockholder proceedings and director elections.

PROPOSAL 1

ISSUANCE OF COMMON STOCK UPON CONVERSION OF

SERIES D SENIOR CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK

Acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

      On August 22, 2002, we acquired Carlyle-EG&G Holdings Corp. (“EG&G”) and Lear Siegler Services, Inc. (“Lear Siegler” and together with EG&G, the “EG&G businesses”) for an aggregate purchase price of $491.6 million. The aggregate purchase price included the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 4,957,359 shares of our common stock, valued at $112.3 million based on the price of the common stock on the closing date; the issuance to stockholders of EG&G and Lear Siegler of an aggregate of 100,000 shares of Series D Senior Convertible Participating Preferred Stock (the “Series D Stock”), valued at $47.8 million based on the price of the common stock on the closing date; $175.9 million in cash; and the assumption and retirement of $155.6 million of EG&G and Lear Siegler debt. We financed the acquisition of the EG&G businesses through a combination of a $675 million senior secured credit facility and the issuance of $200 million of 11 1/2% senior notes.

      Of the shares of common stock and Series D Stock issued in connection with the acquisition of the EG&G businesses, we issued 3,694,680 shares of common stock and 42,636 shares of Series D Stock to Carlyle-EG&G, L.L.C. and 1,262,679 shares of common stock and 14,569 shares of Series D Stock to EG&G Technical Services Holdings, L.L.C., both of whom are affiliates of TCG Holdings, L.L.C. An additional 42,795 shares of Series D Stock are being held in escrow until August 22, 2003 to secure indemnification claims that we may have under the merger agreement dated as of July 16, 2002 related to the acquisition, subject to certain conditions that may permit early release of up to half of the escrowed shares on February 22, 2003. On August 22, 2003, if there are no pending indemnification claims by us under the merger agreement, all remaining escrowed shares will be released to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C.

      Under the terms of the Certificate of Designations for the Series D Stock, immediately upon approval by our stockholders of this Proposal 1, all outstanding shares of Series D Stock (including any escrowed shares) will be automatically converted into 2,106,675 shares of common stock, a conversion rate of 21.0667 per share.

      If our stockholders do not approve the conversion of the Series D Stock by February 18, 2003, each share of Series D Stock will convert into one share of Series E Senior Cumulative Convertible Participating Preferred Stock (the “Series E Stock”) at the option of holders of a majority of the outstanding shares of Series D Stock. As described in more detail below in “Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences,” the Series E Stock will have economic terms which we believe are considerably less favorable to us than the terms of our common stock.

New York Stock Exchange Requirements

      The Board of Directors proposes to issue 2,106,675 shares of common stock upon conversion of all outstanding shares of Series D Stock issued in connection with the acquisition of the EG&G businesses and asks for your approval for the issuance in accordance with the rules of the New York Stock Exchange (“NYSE”).

      The NYSE rules require stockholder approval for the issuance of common stock in any transaction or series of transactions if the common stock has voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such shares or if the number of shares of common stock to be issued will equal or exceed 20% of the number of shares of common stock outstanding before the issuance. In addition, the NYSE rules require stockholder approval for any issuance to a “substantial security holder” if the common stock to be issued exceeds 1% of the outstanding shares of common stock prior to issuance.

      Our proposed issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the Series D Stock falls under this rule because (1) the shares of common stock issued at the closing of the acquisition of the EG&G businesses, together with the shares of common stock issuable upon conversion of the Series D Stock, will exceed 20% of the voting power and number of shares of common stock outstanding before the issuance and (2) Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., as well as their affiliate, TCG Holdings, L.L.C., may be deemed to beneficially own approximately 16.6% of our outstanding common stock without giving effect to the conversion of the Series D Stock, and any holder of aggregate interests which represent 5% or more of the outstanding shares of a company’s common stock or other voting securities is generally considered by the NYSE to be a “substantial security holder.”

Voting Agreements

      Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. have entered into an agreement to vote the shares of our voting capital stock within their control in favor of this proposal. These votes will be counted to satisfy the approval requirements of the NYSE. In addition, if the proposal is approved by a majority of votes cast by holders of common stock other than Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., then the transaction will have been approved by a disinterested majority of shares as provided for under the relevant provisions of the Delaware General Corporation Law.

      Blum Capital Partners, L.P. and certain of its affiliates as well as Martin M. Koffel and Kent P. Ainsworth have also entered into agreements to vote the shares of our voting capital stock within their control in favor of this proposal. Without giving effect to the conversion of the Series D Stock, Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C., Blum Capital Partners, L.P. and certain of its affiliates, Martin M. Koffel and Kent P. Ainsworth together represent approximately 43.8% of the voting power of our capital stock.

Interests of Certain Persons in Approval of Series D Stock Conversion

      If this Proposal 1 is approved by our stockholders, TCG Holdings, L.L.C. will beneficially own approximately 22% of our outstanding capital stock through EG&G Technical Services Holdings, L.L.C. Joseph E. Lipscomb, a member of our Board of Directors, is Vice President of EG&G Technical Services Holdings, L.L.C. The beneficial ownership by a person of 20% or more of the combined voting power of our outstanding capital stock constitutes a change in control under the employment agreement and supplemental executive retirement plan (“SERP”) of Martin M. Koffel and under the employment agreements of Kent P. Ainsworth, Irwin Rosenstein and Joseph Masters.

      Under the terms of Mr. Koffel’s employment agreement, if he voluntarily resigns his employment within one year following a change in control or if he is terminated for any reason other than for cause at any time after a change in control, he becomes entitled to certain severance payments and benefits. Under the terms of Mr. Koffel’s SERP, we provide him with an annual lifetime retirement benefit based on his final average annual compensation and his age at the time of employment termination. “Final average compensation” means the average of Mr. Koffel’s salary plus target bonus established for him under our incentive compensation program during the consecutive 36 months in his final 120 months of employment in which such average was the highest. Following a change in control, Mr. Koffel will be given credit for his actual age plus an additional three years.

      Under the terms of the employment agreements for Messrs. Ainsworth, Rosenstein and Masters, if within six months of the change in control, the employee is terminated, resigns for certain specified reasons or resigns for any reason in the thirty-day period following the six-month anniversary of the change in control, then the employee is entitled to certain severance payments and benefits. Additionally, all awards granted to Messrs. Koffel, Ainsworth, Rosenstein and Masters under our incentive compensation plans, including stock options and restricted stock, will become fully vested as of the date of the change in control.

Series E Senior Cumulative Convertible Participating Preferred Stock Rights and Preferences

      If our stockholders do not approve the conversion of all outstanding shares of Series D Stock into common stock by February 18, 2003, each share of Series D Stock will be convertible into one share of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. If issued, the

Series E Stock would have designations, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designations, filed with the Secretary of State of Delaware on August 22, 2002. The following discussion is subject to, and qualified in its entirety by, the full text of the Certificate of Designations, a copy of which is available from us upon request.

      Dividends. Dividends on shares of Series E Stock are cumulative and, if the Series E Stock were issued, would begin accruing on August 22, 2002 at a rate of 12.5% per annum, increasing 2% per quarter until stockholder approval is obtained to a maximum rate of 22.5%. Dividends on the Series E Stock are payable in cash, when and as declared by our Board. The Series E Stock would have a preference over the common stock in payment of dividends. If we fail to pay six or more quarterly dividends, the holders of Series E Stock would have the right to elect two directors at our next annual meeting and at each subsequent annual meeting.

      Distributions, Repurchase Obligations and Adjustments. Each share of Series E Stock would have a liquidation preference of $467.3343, plus all cumulative accrued and unpaid dividends and would have a preference over our common stock in all distributions upon liquidation. Upon a change of control and to the extent permitted by our Senior Debt (as defined below), each holder of Series E Stock would have the right to require us to repurchase the Series E Stock held by that holder at a price per share equal to the greater of 120% of the liquidation preference for a share of Series E Stock and the then-current market price of all common stock issuable upon conversion of a share of Series E Stock. In addition, to the extent permitted by our Senior Debt (as defined below), we would be required to use the proceeds from certain sales of our securities or assets to repurchase the Series E Stock. The Series E Stock would also be subject to weighted-average antidilution adjustments for certain issuances of our securities below the conversion price for the Series E Stock of $22.1835 per share.

      Conversion Rights. If we obtain approval from a majority of our stockholders by May 19, 2003 for the conversion of the Series E Stock, the Series E Stock would be automatically converted into shares of our common stock at a conversion ratio equal to the conversion ratio of the Series D Stock for which it was exchanged (subject to certain adjustments due to accrued but unpaid dividends). If we obtain such approval after May 19, 2003, then each share of Series E Stock would be convertible into common stock only at the option of the holder, and all shares of Series E Stock would automatically convert into common stock upon the affirmative vote of holders of a majority of the outstanding shares of Series E Stock.

      Voting Rights. The holders of Series E Stock would be entitled to vote as a separate class on certain corporate actions, including, but not limited to, certain changes to our certificate of incorporation and bylaws, the creation of senior equity securities, certain transactions with respect to our common stock, the incurrence of certain indebtedness and certain purchases of assets. On such matters, and any other matters on which the holders of Series E Stock are entitled under law or our Certificate of Incorporation to vote as a separate class, each holder shall be entitled to one vote for each share of Series E stock held.

      Redemption. The Series E Stock would be redeemable, at the option of the holders, on the earlier of August 31, 2007 or the date on which all indebtedness under our senior secured credit facility, the 11 1/2% senior notes, the 12 1/4% senior subordinated notes and certain other senior indebtedness, including any refinancings of such indebtedness (the “Senior Debt”), is repaid in full; provided that we are not required to redeem the Series E Stock prior to August 31, 2010 to the extent redemption is not permitted by the terms of our Senior Debt. We may redeem the Series E Stock, at our option, at a price per share equal to the liquidation preference, at any time after August 31, 2010.

Required Vote

      Under the NYSE rules, approval of the issuance of the common stock upon conversion of the Series D Stock requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on the proposal.

      Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have the effect of a vote against Proposal 1. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 1, and therefore will have no effect on the outcome of the vote on Proposal 1.

The Board of Directors Unanimously Recommends a Vote in Favor of Proposal 1.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information for each person known to us to own beneficially more than 5% of our common stock and each of our directors and executive officers regarding: (a) shares of our outstanding common stock owned as of [June 30], 2002 (except as indicated in footnote (1) below), (b) shares of our common stock that may be acquired on or prior to [August 30], 2002 through the exercise of stock options and the conversion of the Series D Stock and (c) the beneficial ownership of shares of our common stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to applicable community property laws and except as otherwise noted.

			Common Stock
			that may be
	Outstanding Common		Acquired within	Common Stock
	Stock Owned(1)		60 Days(2)(3)	Beneficially Owned(3)

Beneficial Owner	Number	Percentage	Number	Number	Percentage

Blum Capital Partners, L.P.	7,701,544	25.78%	—	7,701,544	24.09%
909 Montgomery Street San Francisco, CA 94133(4)
Heartland Advisors, Inc.	1,559,150	5.22%	—	1,559,150	4.88%
790 North Milwaukee Street Milwaukee, WI 53202
FMR Corp.	2,249,400	7.53%	—	2,249,400	7.03%
82 Devonshire Street Boston, MA 02109-3614
TCG Holdings, L.L.C.	4,957,359	16.60%	2,106,675	7,064,034	22.09%
c/o The Carlyle Group 1001 Pennsylvania Avenue Washington, D.C. 20004(5)
Richard C. Blum(4)(6)	104,069	*	7,800	111,869	*
Armen Der Marderosian	8,585	*	5,800	14,385	*
Admiral S. Robert Foley, Jr., USN (Ret.)	1,000	*	3,800	4,800	*
Marie L. Knowles	3,951	*	3,800	7,751	*
Martin M. Koffel(7)	294,796	*	810,000	1,104,796	3.37%
Richard B. Madden	13,585	*	7,800	21,385	*
Richard Q. Praeger	17,165	*	7,800	24,965	*
Irwin L. Rosenstein(8)	—	*	135,000	135,000	*
William D. Walsh	34,085	*	3,800	37,885	*
Kent P. Ainsworth(9)	130,900	*	260,800	391,700	1.22%
Joseph Masters(10)	101	*	100,300	100,401	*
Joseph E. Lipscomb	—	*	—	—	*
George R. Melton(11)	25,000	*	—	25,000	*
All officers and directors as a group (16 persons)(4)	8,317,056	27.85%	1,392,700	9,709,756	29.10%

*	Less than 1%.

(1)	As of June 30, 2002, there were 24,911,352 shares of our common stock outstanding. On August 22, 2002, 4,957,359 shares of our common stock were issued to affiliates of TCG Holdings, L.L.C. as follows: 3,694,680 shares were issued to Carlyle-EG&G, L.L.C. and 1,262,679 shares were issued to EG&G Technical Services Holdings, L.L.C. Percentages are calculated based on 29,868,711 shares of common stock outstanding, without giving effect to conversion of our Series D Stock. Each of these shares of common stock is entitled to vote on Proposal 1.

(2)	With respect to a holder of options exercisable on or prior to August 30, 2002, percentages are calculated as if such holder had exercised his or her options. Option shares held by other holders are not included in the percentage calculation with respect to any other stockholder. Shares of our Series D Stock are convertible into shares of our common stock at a conversion ratio of 21.0667 shares of common stock to one share of Series D Stock. Shares of Series D Stock held by TCG Holdings, L.L.C. are not included in the percentage calculation with respect to any other stockholder.

(3)	The common stock that may be acquired within 60 days and the beneficial ownership calculations assume conversion of all outstanding shares of Series D Stock into 2,106,675 shares of common stock. In the event that we fail to obtain approval of Proposal 1, however, the Series D Stock instead will convert into 100,000 shares of Series E Stock at the option of holders of a majority of the outstanding shares of Series D Stock. If issued, the Series E Stock would have designations, voting rights, preferences, limitations and special rights as set forth in its Certificate of Designations, filed with the Secretary of State of Delaware on August 22, 2002.

(4)	The number of shares includes 1,098,460 shares owned directly by four limited partnerships for which Blum Capital Partners, L.P. serves as the general partner and two investment advisory clients for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. These shares may be deemed to be owned indirectly by the following parties: (a) Blum Capital Partners, L.P.; (b) Richard C. Blum & Associates, Inc., the sole general partner of Blum Capital Partners, L.P.; and (c) Richard C. Blum, one of our directors, and a significant stockholder and Chairman of Richard C. Blum and Associates, Inc. Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 5,845,104 shares owned directly by Blum Strategic Partners, L.P. These shares may be deemed to be owned indirectly by Blum Strategic GP, L.L.C., the general partner of Blum Strategic Partners, L.P. and by Mr. Blum, a managing member of Blum Strategic GP, L.L.C. Both Blum Strategic GP, L.L.C. and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

The number also includes 757,980 shares owned by the Common Fund, for its Multi-Strategy Equity Fund, for which Blum Capital Partners, L.P. serves as investment manager with voting and investment discretion. The Common Fund disclaims membership in a group with Richard C. Blum & Associates, Inc., Blum Capital Partners, L.P., Blum Strategic Partners, L.P., Blum Strategic GP, L.L.C. and Mr. Blum and disclaim beneficial ownership of any of the shares held by any of the foregoing.

(5)	The number of shares of outstanding common stock owned represents (a) 3,694,680 shares of common stock held by Carlyle-EG&G, L.L.C. and (b) 1,262,679 shares of common stock held by EG&G Technical Services Holdings, L.L.C. The number of shares of common stock that may be acquired within 60 days represents (a) 1,570,146 shares of common stock issuable upon conversion of Series D Stock held by Carlyle-EG&G, L.L.C. and (b) 536,529 shares of common stock issuable upon conversion of Series D Stock held by EG&G Technical Services Holdings, L.L.C. EG&G Technical Services Holdings, L.L.C. is the sole member of Carlyle-EG&G, L.L.C. Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle International Partners II, L.P., Carlyle International Partners III, L.P. and certain additional partnerships formed by Carlyle (collectively, the “Carlyle Investment Partnerships”) and certain investors with respect to which TC Group, L.L.C. or an affiliate exercises investment discretion and management constitute the controlling members of EG&G Technical Services Holdings, L.L.C. TC Group, L.L.C. is the sole general partner of the Carlyle Investment Partnerships, and TCG Holdings, L.L.C., is the sole managing member of TC Group, L.L.C.

(6)	Includes 101,615 shares held directly, 2,454 shares held as beneficiary of the RCB Keogh Plan and 7,800 shares underlying stock options that are exercisable on or prior to August 30, 2002. The number does not include shares held by Blum Capital Partners, L.P. or entities managed by Blum Capital Partners, L.P., which Mr. Blum may be deemed to own indirectly in his capacity as the Chairman, director and a substantial stockholder of Richard C. Blum & Associates, Inc., in its capacity as the sole general partner of Blum Capital Partners, L.P. Mr. Blum disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(7)	The 810,000 shares underlying Mr. Koffel’s stock options will become fully vested and exercisable upon the approval of Proposal 1.

(8)	The 135,000 shares underlying Mr. Rosenstein’s stock options will become fully vested and exercisable upon the approval of Proposal 1.

(9)	The 260,800 shares underlying Mr. Ainsworth’s stock options will become fully vested and exercisable upon the approval of Proposal 1.

(10)	The 100,300 shares underlying Mr. Masters’ stock options will become fully vested and exercisable upon the approval of Proposal 1.

(11)	Includes 25,000 restricted shares issued on August 22, 2002.

Incorporation of Other Documents by Reference

      The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. We incorporate by reference the documents listed below under Item 13(b) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934:

•	Annual report on Form 10-K for the year ended October 31, 2001, filed on January 16, 2002; and

•	Quarterly report on Form 10-Q for the quarter ended July 31, 2002, filed on September 9, 2002.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

URS Corporation

100 California Street, Suite 500
San Francisco, California 94111-4529
Attention: Corporate Secretary
(415) 774-2700

      All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this proxy statement and prior to our special meeting shall be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this proxy statement except as so modified or superseded.

Other Matters

      The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

KENT P. AINSWORTH
Secretary

September [24], 2002

PRELIMINARY COPIES

URS CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 28, 2002

         The undersigned hereby appoints KENT P. AINSWORTH and CAROL BRUMMERSTEDT, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned may be entitled to vote at a Special Meeting of Stockholders of URS Corporation to be held on Monday, October 28, 2002, at 8:00 a.m. local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed and dated on reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

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UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. WE RECOMMEND A VOTE FOR PROPOSAL 1.

1.	To consider approval of the issuance of shares of common stock to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. upon conversion of the shares of Series D Senior Convertible Participating Preferred Stock issued to Carlyle-EG&G, L.L.C. and EG&G Technical Services Holdings, L.L.C. in connection with our acquisition of Carlyle-EG&G Holdings Corp. and Lear Siegler Services, Inc.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)	Dated	,	2002

         Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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